Exhibit 99.2

FINAL – FOR RELEASE AUGUST 1, 2022 at 7:30AM EST

Catalyst Biosciences Announces Support from Largest Single Stockholder

JEC Capital Partners Agrees to Vote Its Shares in Favor of Catalyst’s Nominees at the Company’s 2022 Annual Meeting

Michael Torok from JEC Appointed as an Observer to the Transaction Committee of the Board of Directors

Company Has Committed to Announcing a Record Date for a Substantial Distribution of Cash to Stockholders as Soon as Litigation and Proxy Fight are Resolved

Catalyst Calls Upon JDS1 to Drop Its Litigation and Proxy Contest so the Company Can Expeditiously Execute Its Cash Distribution Plan

SOUTH SAN FRANCISCO, Calif., August 1, 2022 (GLOBE NEWSWIRE) -- Catalyst Biosciences, Inc. (NASDAQ: CBIO) (“Catalyst,” the “Company” or “we”) today announced that it has reached an agreement with its largest single stockholder1, JEC II Associates, LLC (“JEC”), under which JEC has committed to vote all of the Catalyst shares over which it has voting authority in favor of Catalyst’s nominees for the Board of Directors on the Company’s WHITE proxy card at the Company’s upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on August 15, 2022. In addition, Michael Torok, the Managing Director of JEC, has been appointed as an observer to the Transaction Committee of the Company’s Board of Directors, effective immediately.

Separately, the Board has committed to distributing a significant portion of the Company’s available cash to stockholders (the “Cash Distribution Plan”) and announcing a record date for that distribution within five business days following the conclusion of the Company’s Delaware litigation and proxy contest with JDS1, LLC (“JDS1”), assuming that no other litigation arises beforehand. If the litigation and proxy contest are concluded soon and without much additional expense, the Company expects that initial distribution to be $45 million. As the Company stated in a letter to stockholders on July 19, 2022, we estimate that we may ultimately provide stockholders up to $65 million in cash, in one or more distributions, and we continue to pursue the monetization of our remaining assets that may generate additional value.

“We are pleased to have the support of our largest stockholder during a pivotal time in our Company’s history, as we seek to expeditiously distribute the Company’s available cash and monetize the Company’s remaining assets,” said Augustine Lawlor, Chairman of Catalyst. “We have appreciated JEC’s input into our strategic plan, and we value Mr. Torok’s insights and his constructive approach to the discussions. The Board welcomes Mr. Torok’s participation in future meetings of the Transaction Committee and looks forward to his contributions.”

“I applaud the Catalyst Board of Directors for its actions in exploring strategic alternatives and for developing the Cash Distribution Plan,” said Michael Torok, Managing Director of JEC. “I am fully supportive of this Plan, and I call upon JDS1 to drop its proxy contest and litigation so that the Company can make its initial distribution of cash to shareholders. I am pleased to support the Company’s nominees at the Annual Meeting and I look forward to my role as an observer to the Transaction Committee as it works to monetize additional assets and implement the Cash Distribution Plan.”

1 Source: FactSet

Catalyst urges other stockholders to join JEC in supporting the Cash Distribution Plan by voting “FOR” ALL nominees on the WHITE proxy card.

About Catalyst Biosciences
Catalyst is a biotechnology company focused on protease therapeutics to address unmet medical needs in disorders of the complement and coagulation systems. After the transaction of its complement pipeline, Catalyst’s product candidates consist of the coagulation related assets marzeptacog alfa (activated) (“MarzAA”), dalcinonacog alfa (“DalcA”), and CB 2679d-GT. MarzAA is a SQ administered next generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders. DalcA is a next-generation SQ administered FIX. CB 2679d-GT is an AAV-based gene therapy construct harboring the DalcA sequence. Both MarzAA and DalcA have shown sustained efficacy and safety in mid-stage clinical trials and are available for partnering. CB 2679d-GT has obtained preclinical proof-of-concept and is also available for partnering.

Additional Information and Where to Find It
Catalyst Biosciences, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “Financials & Filings” in the “Investors” tab of the Company’s website at www.catalystbiosciences.com.

Certain Information Regarding Participants in the Solicitation
The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on July 19, 2022.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding the amount and timing of planned cash distributions, potential uses of and markets for MarzAA, DalcAA and CB 2679-GT, and Catalyst’s plans to continue to explore strategic alternatives. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risks that Catalyst’s obligations and liabilities will be greater than currently anticipated, that the pending litigation and anticipated proxy contest with JDS1 will not be resolved in a timely manner and the expenses associated with that litigation will be greater than anticipated, that Catalyst will not be able to identify strategic partners interested in MarzAA, DalcAA, CB 2679-GT or any other transaction with the Company, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact Information
Trisha Colton
Catalyst Biosciences, Inc.
investors@catbio.com